Exhibit 99.1

Equitable Holdings Announces Extension of Cash Tender Offer for Up to 46,000,000 Units of AllianceBernstein Holding

New York, NY, March 25, 2025 — Equitable Holdings, Inc. (NYSE: EQH), the leading financial services holding company of Equitable, AllianceBernstein and Equitable Advisors, today announced the extension of its previously announced cash tender offer to purchase up to 46,000,000 units (“Units”) representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. (NYSE: AB) (“AB Holding”), at a price of $38.50 per Unit, net to the seller in cash, for an aggregate purchase price of up to approximately $1.8 billion, less any applicable tax withholding (the “Offer”). The expiration time of the Offer has been extended from 5:00 p.m., New York City time, on March 24, 2025 to 5:00 p.m., New York City time, on April 1, 2025 (as extended, the “Expiration Time”). As a result of such extension, Equitable will delay the acceptance of the Units that have been tendered until the expiration of the Offer. Equitable does not intend to further extend the Expiration Time or otherwise change any of the terms or conditions with respect to the Offer.

All other terms and conditions of the Offer remain unchanged and are described in the Offer to Purchase and related Letter of Transmittal, each dated February 24, 2025 and as amended, which were filed with the Securities and Exchange Commission (the “SEC”).

Based on a preliminary count by the depositary and paying agent for the Offer, a total of 19,028,061 Units were properly tendered and not properly withdrawn under the Offer prior to 5:00 p.m., New York City time, on March 24, 2025, including 1,394,553 Units that were tendered by notice of guaranteed delivery. The number of Units tendered may change significantly prior to the Expiration Time. Unitholders who have already tendered their Units do not have to re-tender their Units or take any other action as a result of the extension of the Expiration Time.

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc. (“D.F. King”), the information agent for the Offer (the “Information Agent”). Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King by contacting them at (800) 848-3402 (toll-free) or via email at AB@dfking.com. Banks and brokers may contact D.F. King at (212) 269-5550 or Barclays Capital Inc., the dealer manager (the “Dealer Manager”) for the Offer, at (800) 438-3242 (toll-free). Computershare Trust Company, N.A. is acting as depositary and paying agent for the Offer (the “Depositary and Paying Agent”).

None of Equitable, the Dealer Manager, the Information Agent or the Depositary and Paying Agent is making any recommendation as to whether unitholders should tender any Units in response to the Offer, and neither Equitable nor any such other person has authorized any person to make any such recommendation. Unitholders must make their own decision as to whether to tender any of their Units in the Offer, and, if so, how many Units to tender.

This press release is provided for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that have be filed with the SEC, including among other materials, a tender offer statement on Schedule TO containing the Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer, each as amended and supplemented. UNITHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL (AS AMENDED OR SUPPLEMENTED), INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT UNITHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE OFFER. The Offer to Purchase and related Letter of Transmittal are available free of charge at the SEC’s website at www.sec.gov or by contacting the Information Agent at (800) 848-3402 (toll-free).

About Equitable Holdings

Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1.0 trillion in assets under management and administration (as of 12/31/2024) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,600 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release. You should read this press release, the Offer to Purchase and the other related Offer documents that have been or will be delivered to you or filed by Equitable with the SEC completely and with the understanding that actual future events may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. Further, any forward-looking statement speaks only as of the date on which it is made, and Equitable undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Contacts:

Investor Relations

Erik Bass

(212) 314-2476

IR@equitable.com

Media Relations

Laura Yagerman

(212) 314-2010

mediarelations@equitable.com